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                              CERPROBE CORPORATION
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                   EXHIBIT 11
                                   (UNAUDITED)

                                                         THREE MONTHS ENDED
                                                              MARCH 31
                                                   -----------------------------
                                                      1998              1997
                                                   -----------       -----------
Net income (loss)                                  $ 2,345,430       $(4,894,633)
                                                   ===========       ===========
Weighted average common shares outstanding           8,101,001         6,292,662

Common equivalent shares representing shares
issuable upon exercise of stock options                381,242           242,812

Add back of common equivalent shares due to
antidilutive nature                                         --          (242,812)
                                                   -----------       -----------
Dilutive adjusted weighted average shares
and assumed conversions                              8,482,243         6,292,662
                                                   ===========       ===========
Basic net income (loss) per share                  $      0.29       $     (0.78)
                                                   ===========       ===========
Diluted net income (loss) per share                $      0.28       $     (0.78)
                                                   ===========       ===========